Exhibit 99.1

HOUGHTON MIFFLIN HARCOURT ANNOUNCES FIRST QUARTER 2017 RESULTS

Net sales increase 8%; billings increase 10%

Cost-reduction initiatives expected to generate annualized savings of $70 to $80 million by the end of 2018

BOSTON – May 4, 2017 – Global learning company Houghton Mifflin Harcourt (“HMH” or the “Company”) (NASDAQ: HMHC) today announced its financial results for the first quarter ended March 31, 2017.

First Quarter 2017 Financial Highlights:

•	Net sales for the quarter were $222 million, an 8% increase compared with $206 million in the first quarter of 2016.

•	2017 billings for the quarter were $184 million, a 10% increase compared with $168 million in the first quarter of 2016.

•	Net loss decreased by 27% to $121 from $165 million in the first quarter of 2016.

•	Adjusted EBITDA was a loss of $24 million compared with a loss of $41 million in the first quarter of 2016, a decrease in loss of 42%.

•	Pre-publication, or content development costs, were $28 million compared with $33 million for the first quarter of 2016 due primarily to timing.

•	Net cash used in operating activities for the three months ended March 31, 2017 was $96 million compared to $113 million for the same period in 2016. For the three months ended March 31, 2017, free cash flow was a usage of $141 million compared to $170 million in 2016.

“We began 2017 with a solid first quarter,” said Jack Lynch, Chief Executive Officer of HMH. “This is a transitional time for HMH as we make the necessary operational changes to streamline the Company. Importantly, we remain focused on strengthening our core business and improving our industry-leading educational offerings.”

Joe Abbott, Chief Financial Officer of HMH added, “While the first quarter has historically been a small contributor to our annual results, with both net sales and billings up year-over-year, we are encouraged by our early performance this year. After a thorough review of our operations, our main priorities are simplifying our business, reducing costs and focusing our investments in areas of our business with the highest potential for long-term growth. We are confident that these initiatives will make HMH more efficient, more competitive and better positioned to generate long-term value.”

First Quarter 2017 Financial Results:

Net Sales and Billings: HMH reported net sales of $222 million for the first quarter of 2017, up 8% or $16 million compared to $206 million in the same quarter of 2016. The net sales increase was driven by an increase in domestic education net sales of $14 million primarily due to higher sales in California Reading and a $5 million one-time fee associated with the expiration of a distribution agreement. Further, we had $5 million increase in our Heinemann professional publishing net sales driven by our Classroom Libraries and a $5 million increase in Trade Publishing net sales due to the Whole30 Cookbook and Tools of Titans, stronger eBooks sales, and favorable rate of returns. Partially offsetting the increase in net sales was a $6 million decrease in net sales from our international business primarily due to the prior year period benefitting from an international distributor order, coupled with lower professional services revenue. Billings for the first quarter of 2017 were $184 million, up 10% or $16 million compared with $168 million for the same period in 2016.

Cost of Sales: Overall cost of sales decreased 2% or $3 million to $149 million in the first quarter of 2017 from $152 million in the same period of 2016, while cost of sales, excluding publishing rights and pre-publication amortization increased $2 million of which $8 million of the increase is attributed to higher sales volume partially offset by $6 million as our cost of sales, excluding publishing rights and pre-publication amortization, as a percentage of net sales decreased to 49% from 51% due to a product mix of increased Trade eBook sales along with a $5 million one-time fee associated with a distribution agreement that did not carry any cost of sales.

Selling and Administrative Costs: Selling and administrative costs decreased $13 million from $169 million in the first quarter of 2016 to $156 million for the same period in 2017, primarily due to lower discretionary costs of $14 million driven by a reduction in marketing and adverting costs of $5 million, lower professional fees of $7 million (of which $5 million pertains to an insurance reimbursement) and lower travel and entertainment expenses of $4 million. The decrease was partially offset by $2 million of higher office lease cost due to the expiration of favorable office leases, and $2 million of higher depreciation as a result of our increased investment in business systems, technology platforms and infrastructure.

Operating Loss: Operating loss for the first quarter of 2017 was $96 million, $26 million lower than the $122 million operating loss recorded in the same period of 2016 due to the aforementioned changes in net sales, cost of sales, and selling and administrative costs. Further offsetting the operating loss improvement was $4 million of costs associated with the 2017 restructuring.

Net Loss: Net loss of $121 million in the first quarter of 2017 was $44 million or 27% lower compared to a net loss of $165 million in the same quarter of 2016, due primarily to the same factors impacting operating loss and by a favorable change in our tax provision of $20 million, from an expense of $34 million for the same period in 2016 to an expense of $14 million in 2017, primarily related to a change in certain tradenames from indefinite-lived intangibles to definite-lived in tangibles during the fourth quarter of 2016.

Adjusted EBITDA: Adjusted EBITDA for the first quarter of 2017 was a loss of $24 million, a decrease of $17 million from $41 million in the same quarter of 2016, primarily due to higher net sales from HMH’s domestic education business and lower selling and administrative expenses.

Cash Flow: Net cash used in operating activities for the three months ended March 31, 2017 was $96 million compared with $113 million for the same period in 2016. The $17 million decrease in cash usage was primarily driven by more profitable operations, offset partially by unfavorable net changes in operating assets and liabilities. As of March 31, 2017, HMH had $164 million of cash and cash equivalents and short-term investments compared to $307 million at December 31, 2016. Operating cash flow is impacted by the inherent seasonality of the academic calendar. Consequently, the performance of the business is difficult to compare quarter to consecutive quarter and should be considered on the basis of results for the whole year. HMH’s free cash flow, defined as net cash from operating activities minus capital expenditures, for the three months ended March 31, 2017 was a usage of $141 million compared with a usage of $170 million for the same period in 2016.

Corporate Initiatives: HMH continues to take steps to improve its operational efficiency and right-size its cost structure, which is being guided by the results of a thorough review and evaluation of the business. Over the next two years, the Company will be undergoing a series of operational improvements in order to reduce complexity in our organization and ensure we are focused on how to best serve our customers. This is expected to result in approximately $70 to $80 million in annualized cost savings by the end of 2018 and will result in total charges of $41 to $45 million, of which $32 to $36 million will be cash charges.

Conference Call:

At 8:30 a.m. EST on Thursday, May 4, 2017, HMH will also host a conference call to discuss the results with its investors. The call will be webcast live at ir.hmhco.com. The following information is provided for investors who would like to participate:

Toll Free: (844) 835-6565

International: (484) 653-6719

Passcode: 3892763

Moderator: Brian Shipman, Senior Vice President, Investor Relations

Webcast Link: http://edge.media-server.com/m/p/zxwdnewa

An archived webcast with the accompanying slides will be available at ir.hmhco.com for one year for those unable to participate in the live event. An audio replay of this conference will also be available until May 12, 2017 via the following telephone numbers: (855) 859-2056 in the United States and (404) 537-3406 internationally using passcode 3892763.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance (for a completed period and/or on a forward looking basis), we have presented adjusted EBITDA and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by: fluctuations in interest rates or effective tax rates; levels of depreciation or amortization; non-cash charges; fees, expenses or charges relating to acquisition-related activities, including purchase accounting adjustments, integration costs and transaction costs, as well as to securities offering- and debt refinancing-activities; charges associated with restructuring and cost saving initiatives, including severance, separation and facility closure costs; certain legal settlements and awards; and non-routine costs and gains. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue and in certain instances to exclude pre-publication costs) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews free cash flow as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess the performance of our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash provided by operating activities prepared in accordance with GAAP as a measure of performance. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures (to the extent available without unreasonable efforts) and related disclosure is provided in the appendix to this news release.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (NASDAQ:HMHC) is a global learning company dedicated to changing people’s lives by fostering passionate, curious learners. As a leading provider of pre-K–12 education content, services, and cutting-edge technology solutions across a variety of media, HMH enables learning in a changing landscape. HMH is uniquely positioned to create engaging and effective educational content and experiences from early childhood to beyond the classroom. HMH serves more than 50 million students in over 150 countries worldwide, while its award-winning children’s books, novels, non-fiction, and reference titles are enjoyed by readers throughout the world. For more information, visit www.hmhco.com.

Follow HMH on Twitter, Facebook and YouTube.

Contact

Brian S. Shipman, CFA

Senior Vice President, Investor Relations

(212) 592-1177

brian.shipman@hmhco.com

Forward-Looking Statements

The statements contained herein include forward-looking statements, which involve risks and uncertainties. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “projects,” “anticipates,” “expects,” “could,” “intends,” “may,” “will” or “should,” “forecast,” “intend,” “plan,” “potential,” “project,” “target” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, including billings and net sales; financial performance, financial condition; liquidity; products and services, including for new adoptions; prospects; growth; markets; strategies, including with respect to investing in our core products and adjacent markets; efficiency and cost savings initiatives, including actions thereunder and expected impact; the industry in which we operate; and potential business decisions. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. All forward-looking statements are based upon information available to us on the date of this report.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. We caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results are consistent with the forward looking statements contained herein, those results or developments may not be indicative of results or developments in subsequent periods.

Important factors that could cause our results to vary from expectations include, but are not limited to: changes in state and local education funding and/or related programs, legislation and procurement processes; industry cycles and trends; the rate and state of technological change; changes in product distribution channels and concentration of retailer power; changes in our competitive environment; periods of operating and net losses; our ability to enforce our intellectual property and proprietary rights; risks based on information technology systems; dependence on a small number of print and paper vendors; third-party software and technology development; our ability to identify, complete, or achieve the expected benefits of, acquisitions; increases in our operating costs; exposure to litigation; major disasters or other external threats; contingent liabilities; risks related to our indebtedness; future impairment charges; changes in school district payment practices; a potential increase in the portion of our sales coming from digital sales; risks related to doing business abroad; changes in tax law or interpretations; the commitments and decisions of our new CEO; the timing and results of our efficiency and cost-savings initiatives; and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other news releases we issue and filings we make with the SEC. In light of these risks, uncertainties and assumptions, the forward-looking events described herein may not occur.

We undertake no obligation, and do not expect, to publicly update or publicly revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained herein.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets (Unaudited)

(in thousands of dollars, except share information)	March 31, 2017	December 31, 2016
Assets
Current assets
Cash and cash equivalents	$149,540	$226,102
Short-term investments	14,460	80,841
Accounts receivable, net of allowance for bad debts and book returns	167,194	216,006
Inventories	209,105	162,415
Prepaid expenses and other assets	23,339	20,356

Total current assets	563,638	705,720
Property, plant, and equipment, net	169,273	175,202
Pre-publication costs, net	318,061	314,784
Royalty advances to authors, net	46,791	43,977
Goodwill	783,073	783,073
Other intangible assets, net	664,175	685,649
Deferred income taxes	3,458	3,458
Other assets	19,598	19,608

Total assets	$2,568,067	$2,731,471

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$8,000	$8,000
Accounts payable	99,446	76,181
Royalties payable	53,243	72,233
Salaries, wages, and commissions payable	19,085	41,289
Deferred revenue	251,250	272,828
Interest payable	105	193
Severance and other charges	5,606	8,863
Accrued postretirement benefits	1,928	1,928
Other liabilities	25,572	23,635

Total current liabilities	464,235	505,150
Long-term debt, net of discount and issuance costs	763,602	764,738
Long-term deferred revenue	420,301	436,627
Accrued pension benefits	28,202	28,956
Accrued postretirement benefits	21,053	22,084
Deferred income taxes	85,059	71,381
Other liabilities	22,196	22,495

Total liabilities	1,804,648	1,851,431

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 147,741,279 and 147,556,804 shares issued at March 31, 2017 and December 31, 2016, respectively; 123,164,245 and 122,979,770 shares outstanding at March 31, 2017 and December 31, 2016, respectively	1,477	1,475
Treasury stock, 24,577,034 shares as of March 31, 2017 and December 31, 2016, respectively, at cost (related parties of $193,493 at 2017 and 2016)	(518,030)	(518,030)
Capital in excess of par value	4,870,966	4,868,230
Accumulated deficit	(3,538,998)	(3,418,340)
Accumulated other comprehensive loss	(51,996)	(53,295)

Total stockholders’ equity	763,419	880,040

Total liabilities and stockholders’ equity	$2,568,067	$2,731,471

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars, except share and per share information)	2017	2016
Net sales	$221,917	$205,816
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	107,536	105,518
Publishing rights amortization	13,398	17,793
Pre-publication amortization	27,577	28,281

Cost of sales	148,511	151,592
Selling and administrative	156,352	168,675
Other intangible asset amortization	8,076	6,176
Restructuring	3,875	—
Severance and other charges	1,206	1,577

Operating loss	(96,103)	(122,204)

Other income (expense)
Interest expense	(10,208)	(9,333)
Change in fair value of derivative instruments	45	784

Loss before taxes	(106,266)	(130,753)
Income tax expense	14,392	34,395

Net loss	$(120,658)	$(165,148)

Net loss per share attributable to common stockholders
Basic	$(0.98)	$(1.34)

Diluted	$(0.98)	$(1.34)

Weighted average shares outstanding
Basic	122,777,615	122,897,601

Diluted	122,777,615	122,897,601

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands of dollars)	2017	2016
Cash flows from operating activities
Net loss	$(120,658)	$(165,148)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization expense	68,321	70,594
Amortization of debt discount and deferred financing costs	1,046	1,046
Deferred income taxes	13,678	33,298
Stock-based compensation expense	2,544	3,003
Change in fair value of derivative instruments	(45)	(784)
Changes in operating assets and liabilities
Accounts receivable	48,812	72,709
Inventories	(46,690)	(50,620)
Other assets	(3,366)	(3,090)
Accounts payable and accrued expenses	2,057	(12,744)
Royalties payable and author advances, net	(21,804)	(25,516)
Deferred revenue	(37,904)	(37,981)
Interest payable	(88)	—
Severance and other charges	(3,546)	(469)
Accrued pension and postretirement benefits	(1,785)	(1,574)
Other liabilities	3,550	4,526

Net cash used in operating activities	(95,878)	(112,750)

Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	66,240	130,339
Additions to pre-publication costs	(27,860)	(32,784)
Additions to property, plant, and equipment	(17,170)	(24,837)

Net cash provided by investing activities	21,210	72,718

Cash flows from financing activities
Payments of long-term debt	(2,000)	(2,000)
Repurchases of common stock	—	(30,998)
Tax withholding payments related to net share settlements of restricted stock units and awards	(789)	(1,039)
Proceeds from stock option exercises	—	7,582
Issuance of common stock under employee stock purchase plan	895	1,113

Net cash used in financing activities	(1,894)	(25,342)

Net decrease in cash and cash equivalents	(76,562)	(65,374)
Cash and cash equivalent at the beginning of the period	226,102	234,257

Cash and cash equivalent at the end of the period	$149,540	$168,883

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2017	2016
Net loss	$(120,658)	$(165,148)
Interest expense	10,208	9,333
Provision for income taxes	14,392	34,395
Depreciation expense	19,270	18,344
Amortization expense	49,051	52,250
Non-cash charges—stock-compensation	2,544	3,003
Non-cash charges—gain on derivative instruments	(45)	(784)
Purchase accounting adjustments	—	1,852
Fees, expenses or charges for equity offerings, debt or acquisitions	516	167
Restructuring/Integration	3,783	3,816
Severance, separation costs and facility closures	1,347	1,577
Legal settlement	(4,500)	—

Adjusted EBITDA	$(24,092)	$(41,195)

Free Cash Flow

Consolidated

(in thousands of dollars)

	Years Ended March 31,
	2017	2016
Cash flows from operating activities
Net cash used in operating activities	$(95,878)	$(112,750)
Cash flows from investing activities
Additions to pre-publication costs	(27,860)	(32,784)
Additions to property, plant, and equipment	(17,170)	(24,837)

Free Cash Flow	$(140,908)	$(170,371)

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings

Consolidated

(in thousands of dollars)

	Three Months Ended March 31,
	2017	2016
Net sales	$221,917	$205,816
Change in deferred revenue	(37,904)	(37,981)

Billings	$184,013	$167,835

Billings is an operating measure utilized by the company derived as shown above.